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                                     EXHIBIT 7

                            THOMAS & BETTS CORPORATION
                     Unaudited Pro Forma Financial Information



Effective July 18 1994, Thomas & Betts Corporation (the "Corporation") sold Vitramon Inc. and Vitramon Limited (U.K.) ("Vitramon"), to Vishay Intertechnology, Inc. for $184 million. The gain on the sale of Vitramon, net of transaction expenses and income taxes, will approximate $60 million; such gain is not reflected in the accompanying pro forma consolidated statements of income.

The following unaudited pro forma financial statements were
prepared as if the sale of Vitramon was effective as of January
1, 1993 for purposes of the pro forma condensed consolidated statements of income for the year ended January 2, 1994 and the quarter ended April 3, 1994 and as of April 3, 1994 for the pro forma condensed consolidated balance sheet.  These statements do not purport to represent what the Corporation's financial
position or results of operations would actually have been if the sale had in fact occurred on these dates or to project the
Corporation's financial position or results of operations as of any future date or period.  Additional information regarding the
Corporation's actual results of operations for the periods
presented may be obtained from the respective filings on Form 10-
K and Form 10-Q.
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                                    THOMAS & BETTS CORPORATION
                          Pro Forma Condensed Consolidated Balance Sheet
                                           April 3, 1994
                                            (Unaudited)


In thousands                                     Thomas &        Pro Forma Adjustments   Thomas &
                                                   Betts    Vitramon(1)                    Betts
                                                Historical  Historical    Other (2)      Pro Forma
ASSETS
Current Assets:
  Cash and cash equivalents                     $   76,509   $ (14,589)                 $   61,920
  Marketable securities                             31,081                                  31,081
  Accounts receivable                              171,941     (17,020)                    154,921
  Inventories                                      212,442     (20,077)                    192,365
  Deferred income taxes                             14,625      (2,021)   $  1,755 (d)      14,359
  Prepaid expenses                                   8,379        (686)                      7,693
    Total Current Assets                           514,977     (54,393)      1,755         462,339

Property, plant and equipment                      608,362     (92,117)                    516,245
  Less accumulated depreciation                    300,560     (47,406)                    253,154
    Net property, plant and equipment              307,802     (44,711)                    263,091
Intangible assets - net                            308,042                                 308,042
Other assets                                        36,765        (949)                     35,816
  TOTAL ASSETS                                  $1,167,586   $(100,053)   $  1,755      $1,069,288

                               LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term borrowings                           $   15,522   $       -                  $   15,522
Current maturities of long-term bank debt           11,377      (1,909)                      9,468
Accounts payable                                    85,844     (37,149)     30,544 (b)      79,239
Accrued liabilities                                 76,858      (5,339)                     71,519
Income taxes                                        12,460      (2,397)     39,159 (c)      51,269
                                                                             2,047 (d)
Dividends payable                                   10,729           -                      10,729
  Total Current Liabilities                        212,790     (46,794)     71,750         237,746

Long-term bank debt                                396,783     (13,790)   (170,261)(a)     212,732
Deferred income taxes                               26,909      (1,550)       (292)(d)      25,067
Other long-term liabilities                         26,513      (1,269)          -          25,244

Shareholders' equity                               504,591     (36,650)    100,558 (e)     568,499

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                          $1,167,586   $(100,053)   $  1,755      $1,069,288

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements.

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                                    THOMAS & BETTS CORPORATION
                            Pro Forma Consolidated Statement of Income
                                    Quarter ended April 3, 1994
                                            (Unaudited)


                                                 Thomas &     Pro Forma Adjustments      Thomas &
                                                  Betts     Vitramon(1)                    Betts
                                                Historical  Historical    Other (2)      Pro Forma
NET SALES                                        $ 282,837   $ (34,575)                  $ 248,262

COSTS AND EXPENSES
  Cost of sales                                    190,729     (23,743)                    166,986
  Marketing, general and administrative             55,086      (5,436)      1,569 (b)      51,219
  Research and development                           6,148      (1,092)                      5,056
                                                   251,963     (30,271)      1,569         223,261

Earnings from operations                            30,874      (4,304)     (1,569)         25,001
Other expense - net                                  9,688        (656)        379 (b)
                                                                            (1,181)(a)       8,230

Earnings before income taxes                        21,186      (3,648)       (767)         16,771
Income taxes                                         7,309      (1,676)         69 (d)       5,702

NET EARNINGS                                     $  13,877   $  (1,972)   $   (836)      $  11,069

Earnings per share                               $    0.73                               $    0.58

Average shares outstanding                          19,019                                  19,019

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements. /TABLE
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                                    THOMAS & BETTS CORPORATION
                       Pro Forma Condensed Consolidated Statement of Income
                                    Year ended January 2, 1994
                                            (Unaudited)

                                                 Thomas &     Pro Forma Adjustments      Thomas &
                                                   Betts    Vitramon(1)                    Betts
                                                Historical  Historical    Other (2)      Pro Forma
NET SALES                                       $1,075,903   $(118,394)                  $ 957,509

COSTS AND EXPENSES
  Cost of sales                                    710,089     (81,512)                    628,577
  Marketing, general and administrative            225,883     (20,236)      5,783 (b)     211,430
  Research and development                          22,564      (3,900)                     18,664
                                                   958,536    (105,648)      5,783         858,671

Earnings from operations                           117,367     (12,746)     (5,783)         98,838
Other expense - net                                 38,923      (3,313)      1,586 (b)      32,799
                                                                            (4,397)(a)

Earnings before income taxes                        78,444      (9,433)     (2,972)         66,039
Income taxes                                        23,533      (4,773)       (269)(d)      18,491

NET EARNINGS BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                              54,911   $  (4,660)   $ (2,703)      $  47,548

Earnings per share before cumulative
  effect of accounting change                    $    2.91                               $    2.52

Average shares outstanding                          18,837                                  18,837

See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements. /TABLE
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                             THOMAS & BETTS CORPORATION
           Notes to Pro Forma Condensed Consolidated Financial Statements
                                     (Unaudited)


(1) Reflects the deletion of the historical financial statements of Vitramon.

(2) Reflects additional pro forma adjustments necessary to present the financial position and results of operations of the Corporation.

     (a) Use of the net proceeds from the sale to reduce the Corporation's long-term debt outstanding under its revolving term credit facility: reduction in related interest expense is based on average rates of interest of
            3.5 percent in 1993 and 3.7 percent in 1994.

     (b) Elimination of intercompany balances due the Corporation from Vitramon. It is assumed that the consolidated general and administrative expenses giving rise to management fees allocated to Vitramon would not be significantly reduced.

     (c) Accrual of income tax liability payable by the Corporation from the gain on the sale of Vitramon.

     (d) Adjustments to income tax liability and expense accounts to give pro forma effect to the sale of Vitramon.

     (e) Adjustments reflecting the sum of the pro forma net gain and the equity of Vitramon.